Exhibit 99.1

MOD	NEWS
PAC	RELEASE

FOR IMMEDIATE RELEASE

MOD--PAC CORP. NET INCOME INCREASES 10.5%
IN FIRST QUARTER 2003

BUFFALO, NY, April 23, 2003: MOD--PAC CORP. (NASDAQ: MPAC), a specialized printer and manufacturer of paperboard packaging, today announced results for its first quarter ended
March 29, 2003. MOD--PAC CORP. became a separately traded NASDAQ Company on
March 14, 2003, when it was spun--off from Astronics Corporation in a tax--free distribution to the Astronics shareholders on the basis of one share of MOD--PAC capital stock for every two shares of Astronics capital stock. Per share amounts reported here reflect Astronics shares outstanding and common stock equivalents for the periods prior to the distribution factored by the distribution ratio.

For the quarter ended March 29, 2003, net sales increased 21.2% to $9.2 million compared with net sales of $7.6 million in the first quarter of 2002. The $1.6 million increase was a result of $1.7 million in higher sales from MOD--PAC''s commercial printing product line, which has grown rapidly since its introduction three years ago and now represents over 30% of total sales. Net sales for this product line were $2.9 million for the first quarter of this year. The growth in this product line stems from increasing market penetration by MOD--PAC''s internet marketing customer, VistaPrint and the broadened product offering that MOD--PAC produces which now includes business cards, direct mail materials, marketing brochures and presentation folders.

The growth in sales was slightly offset by a $0.1 million decline in MOD--PAC''s custom folding carton product line. Net sales for the custom folding carton line were $3.1 million, which represents approximately one third of total sales. This line has been impacted by the soft economy causing lower demand by customers who are reducing their inventories and order levels. Sales of MOD--PAC''s stock boxes and personalized printing product lines remained stable relative to last year''s first quarter.

Net income for the first quarter of 2003 improved 10.5% to $527 thousand compared with net income of $477 thousand in the same quarter last year. Operating margins decreased in the 2003 first quarter to 9.2% from 9.9% in 2002. Higher administration costs were associated with the transition to a public company and to manage the growth in the business. Earnings per share for the first quarter were up $.01 to $0.13 compared with $0.12 for the first quarter of 2002.

"The commercial print business continues to meet our expectations for growth," observed Daniel G. Keane, President and CEO of MOD--PAC CORP. "We see this product line continuing this pattern for the months ahead as additional products are introduced. Although we have experienced a sluggish start on the year in folding cartons due to economic factors, we have had indications from our customers that gives us reason to expect that we will see some modest gains in the near future for this crucial component of our packaging product lines."

He went on to say, "We continue to lay the foundation for growth: adding capacity, introducing new products and adding to our capabilities in sales, marketing and administration."

MOD-PAC CORP Reports 10.5% Increase in Net Incom
April 23, 2003

INVESTORS CONFERENCE CALL AND WEBCAST

MOD--PAC will host a First Quarter Earnings conference call and webcast today at 1:30 p.m. EDT. To participate in the teleconference, please dial one of the following numbers approximately 10 minutes prior to the start of the teleconference:

  Callers in North America: (800) 240--2430
  Callers from outside North America: (303) 262--2075

  OR to listen via the internet, go to MOD--PAC''s website, http://www.modpac.com

  A replay of the teleconference will be available commencing one hour after the end of the teleconference until Tuesday April 29, 2003 at 11:59 p.m. ET. The instant replay numbers are (800) 405--2236 or (303) 590--3000, and the passcode is # 534453. An archive of the webcast will also be available at www.modpac.com.

  MOD--PAC CORP. is a specialized printer and designer and manufacturer of paperboard packaging. Paperboard packaging products include custom and standard designs. MOD--PAC serves the consumer packaging needs for healthcare, pharmaceuticals, confectionary and automotive industries and other sectors that require high variability in their printed products and just--in--time delivery. Specialized printing, its rapidly growing product line, serves the short run commercial printing needs for the small office/home office (SOHO) market with products such as business cards and post cards, and personalized printed products for social occasions such as invitations and napkins. MOD--PAC''s strategy is to grow its global market share by leveraging its operational expertise to provide low cost, quality products to meet the needs of the customer through dramatically reduced cycle times relative to industry standards.

  This press release contains forward--looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward--looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the speed with which the small office/home office market accepts internet--sourced print products, the ability of marketing partners to continue to grow, the inability to meet the markets demands, adverse changes in the economy, the potential that assumptions on which the company has based its expectations are inaccurate or prove to be incorrect, and other factors which are described in MOD--PAC''s report on Form 10 on file with the Securities and Exchange Commission.

  Additional information on MOD--PAC can be found at its website: http//www.modpac.com

  For more information contact:

  C. Anthony Rider, Chief Financial Officer
  (716) 447--9013, Ext. 435
  arider@modpac.com
  MOD--PAC CORP.
  1801 Elmwood Avenue
  Buffalo, NY 14207

  Tables follow.

CONSOLIDATED INCOME STATEMENT DATA
(in thousands except per share data)
	Three Months Ended
			% Increase
	3/29/03	03/30/02	(Decrease)
Net sales	$9,168	$7,563	21.2%
Cost of products sold	6,835	5,629	21.4%
Gross Profit	$2,333	$1,934	21.6
Selling, general and administrative	$1,490	$1,182	26.1%
Income before taxes	$833	$749	11.2%
Income taxes	$306	$272	12.5%
Net income	$527	$477	10.5%
Basic earnings per share:
Net Income	$0.13	$0.12	8.3%
Diluted earnings per share:
Net Income	$0.13	$0.12	8.3%
Weighted average shares outstanding	3,991	4,137	(3.5%)

CONSOLIDATED BALANCE SHEET DATA
(in thousands)
	3/29/03	12/31/02
ASSETS:
Cash	$590	$1
Accounts receivable	4,781	3,726
Inventories	3,119	2,868
Prepaids	325	87
Property, plant and equipment, net	25,686	22,671
Other assets	1,023	689
	$35,524	$30,042
LIABILITIES AND SHAREHOLDERS'' EQUITY:
Current maturities on long--term debt	$932	$630
Accounts payable and accrued expenses	2,048	2,136
Due to Astronics Corporation.	1,045	--
Long--term debt	7,768	4,412
Other liabilities	2,630	2,475
Shareholders'' equity	21,101	20,389
	$35,524	$30,042

CONSOLIDATED CASH FLOW DATA
(in thousands)
	3/29/03	12/31/02
Cash Provided by operating activities	$1,156	$967
Cash used in investing activities	3,907	695
Cash provided by (used in) financing activities	5,652	(272)
Net increase in cash	589	--
Cash at beginning of period	1	1
Cash at end of period	$590	$1

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